Registration No. 33-_________

================================================================================

                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549
                              __________________________


                                        FORM S-8
                              REGISTRATION STATEMENT UNDER
                               THE SECURITIES ACT OF 1933
                              __________________________


                                 THE MEAD CORPORATION
                  (Exact name of registrant as specified in charter)
                              __________________________

            Ohio                                             31-0535759
  (State of Incorporation)                  (I.R.S. Employer Identification No.)
                              __________________________


                                 MEAD WORLD HEADQUARTERS
                               COURTHOUSE PLAZA NORTHEAST
                                   DAYTON, OHIO 45463
                         (Address of principal executive offices)
                              __________________________


                  THE MEAD SAVINGS PLAN FOR BARGAINING UNIT EMPLOYEES
                               (Full title of the Plan)
                              __________________________


                           George J. Maly, Jr., Secretary
                                The Mead Corporation
                               Mead World Headquarters
                              Courthouse Plaza Northeast
                                 Dayton, Ohio  45463
                       (Name and address of agent for service)
                                    (513) 495-6323
            (Telephone number, including area code, of agent for service)

                           CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
                                 Proposed             Proposed
Title of                         maximum              maximum
securities         Amount        offering             aggregate    Amount of
to be              to be         price                offering     registration
registered         registered    per common share*    price*       fee
- ----------         ----------    -----------------    ----------   -----------

Common Shares,     500,000       $40.75               $20,375,000  $7,026
without par
value, includ-
ing related
Purchase Rights
- --------------------------------------------------------------------------------

* Based on the average of high and low prices for Common Shares as of April 26, 1994.

     In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate number of interests (including Units consisting of cash and Common Shares to be offered or sold pursuant to the employee benefit plan described herein.

================================================================================

                                         PART II

                       INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 3.      Incorporation of Documents by Reference
             ---------------------------------------

             The following documents filed by Mead and the Plan with the Securities and Exchange Commission are incorporated herein by reference as of their respective dates of filing:

             (a) Mead's Annual Report on Form 10-K for the fiscal year ended December 31, 1993; and

             (b) The description of Common Shares and the related Common Share Purchase Rights contained in the Registration Statements filed pursuant to Section 12 of the Securities Exchange Act of 1934 (the "1934 Act") and any amendments thereto.

             Additional documents, subsequently filed by Mead and the Plan pursuant to Section 13(a), 13(c), 14 (other than pursuant to S-K 402(i),
(k) or (l)) and 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.      Description of Securities
             -------------------------

             Not applicable.

Item 5.      Interest of Named Experts and Counsel
             -------------------------------------

             Not applicable.

Item 6.      Indemnification of Directors and Officers
             -----------------------------------------

             Section 2 of Article V of the Regulations of the Registrant provides for the indemnification by the Registrant of its officers, directors, employees and others against certain liabilities and expenses. Such provision provides different treatment for (i) cases other than those involving actions or suits by or in the right of the Registrant and (ii) cases involving actions or suits by or in the right of the Registrant. In the first category, the Registrant indemnifies each director, officer, employee and agent of the Registrant and each person who serves another organization at the request of the Registrant, against expenses, including attorneys' fees, judgments, decrees, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was in such position or so serving, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any matter the subject of a criminal action, suit, or proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful. In the second category, the Registrant indemnifies each director, officer, employee and agent of the Registrant and each person who serves another organization at the request of the Registrant, against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor, by reason of the fact that such person is or was in such position or so serving, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made in respect of any matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Registrant unless and only to the extent that a court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. Any such indemnification, unless ordered by a court, may be made by the Registrant only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because such person has met the applicable standard of conduct. Such determination must be made (a) by a majority vote of a quorum consisting of directors of the Registrant who were not and are not parties to or threatened with any such action, suit, or proceeding, or (b) if such a quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel, or (c) by the shareholders, or (d) by the Court of Common Pleas or the court in which such action, suit or proceeding was brought. Any determination made by the disinterested directors or by independent legal counsel must be promptly communicated to the person who threatened or brought an action or suit by or in the right of the Registrant and such person may, within ten days, petition an appropriate court to review the reasonableness of such determination.

             To the extent that a person covered by the indemnification provisions of the Regulations has been successful on the merits or otherwise in defense of any action referred to above, indemnification of such person against expenses is mandatory.

             The Regulations also provide that expenses, including attorneys' fees, amounts paid in settlement, and (except in the case of an action by or in the right of the Registrant) judgments, decrees, fines and penalties incurred in connection with any potential, threatened, pending or completed action or suit by any person by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving another organization at the request of the Registrant may be paid or reimbursed by the Registrant, as authorized by the Board of Directors upon a determination that such payment or reimbursement is in the best interests of the Board of Directors upon a determination that such payment or reimbursement is in the best interests of the Registrant.

             The Regulations also provide that, with certain limited exceptions, a director will be liable in damages for any action he takes or fails to take as a director only if it is proved by clear and convincing evidence that such action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Registrant or undertaken with reckless disregard for the best interests of the Registrant. The Regulations also provide that, with certain limited exceptions, expenses incurred by a director in defending an action must be paid by the Registrant as they are incurred in advance of the final disposition, if the director agrees (i) to repay such advances if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Registrant or undertaken with reckless disregard for the Registrant's best interests and (ii) to reasonably cooperate with the Registrant concerning the action.

             The Registrant has entered into indemnification agreements with its directors. The agreements provide that the Registrant will promptly indemnify each director to the fullest extent permitted by applicable law and that the Registrant will advance expenses under the circumstances permitted by Ohio law. The agreements also provide that the Registrant is to take certain actions upon the occurrence of certain events which represent a change in control of the Registrant, including establishment of a $10 million escrow account as security for certain of the Registrant's indemnification obligations. While not requiring the maintenance of directors' and officers' liability insurance, the indemnification agreements do require that the directors be provided with the maximum coverage if such insurance is maintained and that, in the event of any reduction in, or cancellation of, present directors' and officers' liability insurance coverage, the Registrant will stand as self-insurer with respect to the coverage not retained and will indemnify the directors against any loss resulting from any reduction in, or cancellation of, such insurance coverage. The agreements also provide that the Registrant may not bring any action against a director more than two years (or such shorter period as may be applicable under the law) after the date a cause of action accrues.

             The Registrant purchased, effective for the period from August 1, 1993 through August 1, 1994, insurance policies under which the insurers reimburse the Registrant, subject to the terms and conditions of the insurance policies, for the Registrant's obligation of indemnifying officers and directors. The insurers have agreed to reimburse the Registrant for loss amounts arising from any claim or claims which are first made against directors or officers of the Registrant and reported to the insurers during the policy period for any alleged wrongful act in their respective capacities as directors or officers of the Registrant, but only when and to the extent that the Registrant has indemnified such directors or officers for such loss pursuant to law, common or statutory, or contract, or the articles of incorporation or regulations of the Registrant which determine such rights of indemnity. This reimbursement is in excess of a $500,000 retention for loss arising from claims alleging the same wrongful act or related wrongful acts and is subject to a maximum amount of $100,000,000.

             In conjunction with the above described insurance, the Registrant maintains insurance to protect the individual director or officer against specified expenses and liabilities with respect to which the Registrant does not provide indemnification. The individual coverage is subject to the same maximum liability provisions as described above with no deductible.

Item 7.      Exemption form Registration Claimed
             -----------------------------------

             Not applicable.

Item 8.      Exhibits
             --------

Exhibit Number               Description
- --------------               -----------

(4.1) Amended Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit (3)(i) of Registrant's Annual Report on Form 10-K for the year ended December 31,
                             1987).

(4.2) Regulations, as amended, of the Registrant (incorporated herein by reference to Exhibit (3)(ii) of Registrant's Annual Report on Form 10-K for the year ended December 31,
                             1987).

(4.3)                        Rights Agreement dated as of November 1,
                             1986 between the Registrant and The
                             First National Bank of Cincinnati, as
                             Rights Agent (incorporated herein by
                             reference to Amendment No. 1 on Form 8,
                             dated November 28, 1986, and Registrant's
                             Current Report on Form 8-K, dated
                             December 9, 1988).

(8) The Registrant will submit or has submitted the Plan and any amendment thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

(23)                         Consent of Deloitte & Touche.

(24)                         Power of Attorney.

Item 9.      Undertakings
             ------------

             The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in such prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

             Provided, however, that Items 9(1)(i) and 9(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dayton, state of Ohio, on the 28th day of April, 1994.

                                            THE MEAD CORPORATION



                                            By    Steven C. Mason
                                                  ----------------------
                                                  Steven C. Mason
                                                  Chairman and Chief
                                                  Executive Officer

                            POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven C. Mason, Samuel S. Benedict and George J. Maly, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

                   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Date:   April 28, 1994                   By       Steven C. Mason
                                                  ----------------------
                                                  Steven C. Mason
                                                  Director, Chairman and
                                                  Chief Executive Officer
                                                  (principal executive officer)

Date:   April 28, 1994                   By       Samuel S. Benedict
                                                  ----------------------
                                                  Samuel S. Benedict
                                                  Director, President and Chief
                                                  Operating Officer


Date:   April 28, 1994                   By       William R. Graber
                                                  ----------------------
                                                  William R. Graber
                                                  Vice President and Chief
                                                  Financial Officer
                                                  (principal financial officer)


Date:   April 28, 1994                   By       John D. Fuller
                                                  ----------------------
                                                  John D. Fuller
                                                  Controller
                                                  (principal accounting officer)


Date:   April 28, 1994                   By       John C. Bogle
                                                  ----------------------
                                                  John C. Bogle
                                                  Director


Date:   April 28, 1994                   By       John G. Breen
                                                  ----------------------
                                                  John G. Breen
                                                  Director


Date:   April 28, 1994                   By       Vincent L. Gregory, Jr.
                                                  ----------------------
                                                  Vincent L. Gregory, Jr.
                                                  Director


Date:   April 28, 1994                   By       William E. Hoglund
                                                  ----------------------
                                                  William E. Hoglund
                                                  Director


Date:   April 28, 1994                   By       Barbara C. Jordan
                                                  ----------------------
                                                  Barbara C. Jordan
                                                  Director

Date:   April __, 1994                   By
                                                  ----------------------
                                                  Charles S. Mechem, Jr.
                                                  Director


Date:   April 28, 1994                   By       Paul F. Miller, Jr.
                                                  ----------------------
                                                  Paul F. Miller, Jr.
                                                  Director


Date:   April 28, 1994                   By       William S. Shanahan
                                                  ----------------------
                                                  William S. Shanahan
                                                  Director


Date:   April 28, 1994                   By       Thomas B. Stanley, Jr.
                                                  ----------------------
                                                  Thomas B. Stanley, Jr.
                                                  Director


Date:   April 28, 1994                   By       Lee J. Styslinger
                                                  ----------------------
                                                  Lee J. Styslinger
                                                  Director

                   Pursuant to the requirements of the Securities Act of 1933, the Corporate Benefits Committee has duly caused this Registration
Statement to be signed on behalf by the undersigned, thereunto duly authorized, in the city of Dayton, and the state of Ohio, on the dates indicated.

                                         THE MEAD SAVINGS PLAN FOR BARGAINING
                                           UNIT EMPLOYEES




Date:  April 28, 1994                    By    Samuel S. Benedict
                                               ----------------------
                                               Samuel S. Benedict, Member
                                               Corporate Benefits Committee


Date:  April 28, 1994                    By    Ronald F. Budzik
                                               ----------------------
                                               Ronald F. Budzik, Member
                                               Corporate Benefits Committee


Date:  April 28, 1994                    By    William R. Graber
                                               ----------------------
                                               William R. Graber, Member
                                               Corporate Benefits Committee


Date:  April 28, 1994                    By    Steven C. Mason
                                               ----------------------
                                               Steven C. Mason, Member
                                               Corporate Benefits Committee


Date:  April 28, 1994                    By    Charles J. Mazza
                                               ----------------------
                                               Charles J. Mazza, Member
                                               Corporate Benefits Committee

                                     EXHIBIT INDEX


                                                                   Sequential
Exhibit Number           Description                               Page Number
- --------------           -----------                               -----------

(4.1) Amended Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit (3)(i) of Registrant's Annual Report on Form 10-K for the year ended December 31,
                         1987).

(4.2) Regulations, as amended, of the Registrant (incorporated herein by reference to Exhibit (3)(ii) of Registrant's Annual Report on Form 10-K for the year ended December 31,
                         1987).

(4.3)                    Rights Agreement dated as of November 1,
                         1986 between the Registrant and The
                         First National Bank of Cincinnati, as
                         Rights Agent (incorporated herein by
                         reference to Amendment No. 1 on Form 8,
                         dated November 28, 1986, and Registrant's
                         Current Report on Form 8-K, dated
                         December 9, 1988).

(8) The Registrant will submit or has submitted the Plan and any amendment thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

(23)                     Consent of Deloitte & Touche.

(24)                     Power of Attorney.

                                                                  Exhibit 23



                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------

We consent to the incorporation by reference in this Registration
Statement of The Mead Corporation on Form S-8 of our report dated
January 27, 1994, appearing in the Annual Report on Form 10-K of The Mead Corporation for the year ended December 31, 1993.


DELOITTE & TOUCHE

DELOITTE & TOUCHE

Dayton, Ohio
April 27, 1994





























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